Exhibit 5.1
[Oppenheimer Wolff & Donnelly LLP Letterhead]
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July 28, 2005

American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, MN 55343

Re:	American Medical Systems Holdings, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 6,600,000 shares (collectively, the “Shares”) of the Company’s voting common stock, $.01 par value per share (the “Common Stock”) issuable under the Company’s 2005 Equity Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 28, 2005.
In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuiness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:
1.	The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement and the Plan.
2.	The Shares have been duly authorized and, when issued, delivered and paid for according to the Plan as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.
We express no opinion with respect to laws other than those of the Delaware General Corporation Law and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.
Very truly yours,
OPPENHEIMER WOLFF & DONNELLY LLP
/s/ Oppenheimer Wolff & Donnelly LLP